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Exhibit 10.16

BANK OF HAWAII CORPORATION
2004 STOCK AND INCENTIVE COMPENSATION PLAN

PERFORMANCE-BASED RESTRICTED SHARE AGREEMENT

        This Agreement dated                        ("Agreement"), between Bank of Hawaii Corporation, a Delaware corporation ("Company"), with its registered office at 130 Merchant Street, Honolulu, Hawaii 96813 and                        ("Grantee"), an employee of the Company or subsidiary of the Company.

        1.    Grant of Restricted Shares.    The Company hereby grants to Grantee, effective as of                        ("Grant Date"),                        shares ("Restricted Shares") of the Company's common stock ("Company Stock" or "Shares"). This grant of Restricted Shares shall be subject to the applicable terms and conditions set forth below and is being made pursuant to the Bank of Hawaii Corporation 2004 Stock and Incentive Compensation Plan ("Plan") in accordance with the authority and direction of the Human Resources and Compensation Committee ("Committee") of the Company's Board of Directors.

        2.    Restrictions During Restriction Period.

          a.    Service Restriction.    Unless otherwise provided in this Agreement, each Restricted Share shall be forfeited and transferred to the Company upon Grantee's termination of employment for any reason, whether voluntary or involuntary, as an employee of the Company or its subsidiary prior to the expiration of the "Restriction Period" (as defined below) for such Restricted Share. For this purpose, Grantee's employment shall not be treated as terminated in the case of a transfer of employment within the Company and its subsidiaries or in the case of sick leave and other approved leaves of absence.

          b.    Transfer Restriction.    During the Restriction Period for a particular Restricted Share, such Restricted Share shall not be sold, assigned, pledged, or otherwise transferred, voluntarily or involuntarily, by Grantee. In the event of any attempt by Grantee to transfer the Restricted Shares, the Committee may terminate and cause the forfeiture of the Restricted Shares by notice to Grantee.

          c.    Restriction Period.    For purposes of this Agreement and with respect to the Restricted Shares granted under this Agreement, the term "Restriction Period" shall mean a period which commences on the Grant Date and terminates with respect to all or a portion of the Restricted Shares based on dates as of which certain performance criteria are determined to be achieved with respect to the vesting period.

        (1)    Performance Criteria and Post-Performance Criteria

          Specifically, the Restriction Period shall terminate under this Section 2.c as of                        , for a portion of the Restricted Shares ("vested Shares"). The applicable performance criteria for the            calendar year shall be designated by the Committee in writing and attached hereto as addendums to this Agreement prior to or no later than 90 days after the commencement of the respective calendar year.

        The Restriction Period shall terminate under this Section 2.c following the Committee's determination of whether the performance objectives have been achieved for a given calendar year and as of the last day of the February following such calendar year. Accordingly, the Restriction Period shall terminate as of the last day of the February following the given calendar year, regardless of whether prior to such date the Committee determines the extent to which the performance criteria have been satisfied for such calendar year.

        The termination of the Restriction Period shall be conditioned upon the achievement of the designated performance objectives. The Committee shall not maintain the discretion to increase the vesting of Restricted Shares by terminating the Restriction Period for all or a portion of the Restricted

Shares that would otherwise not become vested. However, the Committee shall maintain the discretion to decrease the vesting of Restricted Shares by determining that the Restriction Period shall not terminate for all or a portion of the Restricted Shares that would otherwise become vested.

        To the extent that the Restriction Period does not terminate by                        (i.e., performance for the            through            calendar years), with respect to any Restricted Shares, such unvested Restricted Shares shall be forfeited and transferred to the Company as of                        .

          d.    Other Termination of Restriction Period.    Notwithstanding Section 2.c above, the Restriction Period shall terminate upon the earlier of (i) the death of Grantee; (ii) the termination of service of Grantee due to "permanent and total disability" as may be determined under the Plan; or (iii) the occurrence of a "Change in Control" of the Company (as described in Section 2.8 of the Plan).

          e.    Lapse of Restrictions.    The restrictions set forth above in Sections 2.a. and 2.b. shall lapse and no longer apply as to any Restricted Shares upon the termination of the Restriction Period as to such Shares.

        3.    Issuance of Shares; Registration; Withholding Taxes.    As part of the grant under this Agreement, certificates for the Restricted Shares shall be issued in Grantee's name and shall be held by the Company until all restrictions lapse or such shares are forfeited as provided herein. A certificate or certificates representing the Restricted Shares as to which the Restriction Period has terminated shall be delivered to Grantee upon such termination.

        The Company may postpone the issuance or delivery of the Shares until (a) the completion of registration or other qualification of such Shares or transaction under any state or federal law, rule or regulation, or any listing on any securities exchange, as the Company shall determine to be necessary or desirable; (b) the receipt by the Company of such written representations or other documentation as the Company deems necessary to establish compliance with all applicable laws, rules and regulations, including applicable federal and state securities laws and listing requirements, if any; and (c) the payment to the Company, upon its demand, of any amount requested by the Company to satisfy any federal, state or other governmental withholding tax requirements related to the issuance or delivery of the Shares. The Company shall have the right to withhold with respect to the payment of any Restricted Shares any taxes required to be withheld because of such payment, including the withholding of Shares otherwise payable as part of the grant. Grantee shall comply with any and all legal requirements relating to Grantee's resale or other disposition of any Shares acquired under this Agreement. The certificates representing the Shares may bear such legend as described in Section 6 below and as counsel to the Company otherwise deems appropriate to assure compliance with applicable law.

        4.    Share Adjustments.    As the Committee shall determine, the number of Restricted Shares shall be adjusted proportionately for any increase or decrease in the number of issued shares of common stock by reason of a merger, reorganization, recapitalization, reclassification, stock split, stock dividend, or other capital adjustments in accordance with Section 4.2 of the Plan. The adjustment required shall be made by the Committee, whose determination shall be conclusive.

        5.    Rights as Shareholder.    Unless otherwise provided herein, Grantee shall be entitled to all of the rights of a shareholder with respect to the Restricted Shares, including the right to vote such Shares and to receive dividends and other distributions (not including share adjustments as described in Section 4 above) payable with respect to such Shares since the Grant Date. Grantee's rights as a shareholder shall terminate in the event of Grantee's forfeiture of the Restricted Shares.

        6.    Legends.    All certificates evidencing Shares issued under this Agreement shall bear a legend similar to the following (and such other restrictive legends as are required or deemed advisable under the provisions of any applicable law):

        THE SALE OR OTHER TRANSFER OF THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE, WHETHER VOLUNTARY, INVOLUNTARY, OR BY OPERATION OF LAW, IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN THE BANK OF HAWAII CORPORATION 2004 STOCK AND INCENTIVE COMPENSATION PLAN, AND IN THE ASSOCIATED RESTRICTED SHARE AWARD AGREEMENT. A COPY OF THE PLAN AND SUCH RESTRICTED SHARE AWARD AGREEMENT MAY BE OBTAINED FROM THE BANK OF HAWAII.

        If, in the opinion of the Company and its counsel, any legend placed on a stock certificate representing Shares granted under this Agreement is no longer required, Grantee under such certificate shall be entitled to exchange such certificate for a certificate representing the same number of Shares but without such legend.

        7.    Grantee Bound by Plan.    Grantee hereby acknowledges receipt of a copy of the Plan and acknowledges that Grantee shall be bound by its terms, regardless of whether such terms have been set forth in this Agreement. Notwithstanding the foregoing, if there is an inconsistency between the terms of the Plan and the terms of this Agreement, Grantee shall be bound by the terms of the Plan, which terms are incorporated herein by reference.

        8.    Employment Rights.    Neither the Plan nor the granting of the Restricted Shares shall be a contract of employment with the Company or any of its subsidiaries. Grantee may be discharged from employment at any time by the employing Company or subsidiary.

        9.    Amendment.    This Agreement may be amended by the Committee at any time based on its determination that the amendment is necessary or advisable in light of any addition to, or change in, the Internal Revenue Code of 1986, as amended, or regulations issued thereunder, or any federal or state securities law or other law or regulation, or the Plan, or based on any discretionary authority of the Committee under the Plan. However, unless necessary or advisable due to a change in law, any amendment to this Agreement which has a material adverse effect on the interest of Grantee under this Agreement shall be adopted only with the consent of Grantee.

        10.    Notices.    Any notice or other communication made in connection with this Agreement shall be deemed duly given when delivered in person or mailed by certified or registered mail, return receipt requested, to Grantee at Grantee's address shown on Company records or such other address designated by Grantee by similar notice, or to the Company at its then principal office, to the attention of the Corporate Secretary of the Company. Further, such notice or other communication shall be deemed duly given when transmitted electronically to Optionee at Optionee's electronic mail address shown on Company records or, to the extent that Optionee is an active employee, through the Company's intranet.

        11.    Code Section 409A.    Because it is governed under Code Section 83, this grant of Restricted Shares has been structured and is intended not to be subject to Code Section 409A pursuant to Proposed Treasury Regulation Section 1.409A-1(b)(6).

        12.    Miscellaneous.    This Agreement and the Plan set forth the final and entire agreement between the parties with respect to the subject matter hereof, which shall be governed by and shall be construed in accordance with the laws of the State of Hawaii. This Agreement shall bind and benefit Grantee, the heirs, distributees and personal representative of Grantee, and the Company and its successors and assigns.

        13.    Counterparts.    This Agreement may be signed in counterparts, each of which shall be deemed an original, and said counterparts shall together constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

BANK OF HAWAII CORPORATION
By
Its
"Company"

Name:
"Grantee"

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BANK OF HAWAII CORPORATION 2004 STOCK AND INCENTIVE COMPENSATION PLAN PERFORMANCE-BASED RESTRICTED SHARE AGREEMENT